News Release

Unisys Names Roxanne Taylor to Board of Directors

BLUE BELL, Pa., October 19, 2021 – Unisys Corporation (NYSE: UIS) today announced that Roxanne Taylor has been elected to the Unisys Board of Directors, effective October 18. Taylor, who serves as chief marketing and communications officer for Memorial Sloan Kettering Cancer Center (MSK) in New York, brings to Unisys deep experience in brand leadership, marketing, communications and diversity, equity and inclusion (DEI).

Taylor has more than three decades of experience helping the world’s biggest companies build their brands and tell their stories on a global stage. Prior to joining MSK, Taylor spent 23 years at Accenture — including more than 10 years as chief marketing and communications officer — where her vision and leadership helped shape the company’s business and brand strategy, and her accomplishments include the company’s growth into one of the world’s leading brands. Prior to her tenure at Accenture, Taylor served in corporate communications, investor relations and marketing roles for Reuters and Citicorp.

“I am passionate about technology and how it can be used to empower people to drive innovation,” said Taylor. “I look forward to applying my experience in digital innovation across branding, marketing and communications and DEI to help Unisys advance its culture and increase awareness of its brand.”

“Roxanne is a globally recognized leader in creating cultures of innovation and equality, building brands with purpose and promoting opportunities in technology for women and minorities, each of which are important priorities for Unisys,” said Unisys Chair and CEO Peter Altabef. “We are excited about her joining the Unisys board as we accelerate our progress with each of them.”

Taylor earned a bachelor’s degree in psychology from the University of Maryland. She serves on the board of directors for Pure Storage and Thoughtworks.

Taylor has been named one of Forbes's "World's Most Influential CMOs," included in FierceCMO's "B2B CMOs to Watch," and selected for a Changing the Game Award by the Advertising Women of New York (now called She Runs It). She is a member of the Arthur W. Page Society, the Committee of 200 and the Women's Forum.

About Unisys
Unisys is a global IT solutions company that delivers successful outcomes for the most demanding businesses and governments. Unisys offerings include digital workplace solutions, cloud and infrastructure solutions, enterprise computing solutions, business process solutions and cybersecurity solutions. For more information on how Unisys delivers for its clients across the commercial, financial services and government markets, visit www.unisys.com.

Follow Unisys on Twitter and LinkedIn.

Contacts:
Brooke Sinek, Unisys, 714-865-9028
brooke.sinek@unisys.com

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RELEASE NO.: 1019/9851

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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